STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 7th day of March, 1997, by and among BUCKHEAD AMERICA CORPORATION, a Delaware corporation ("Purchaser"), and shareholders set forth on
Exhibit 8.1, (hereinafter collectively referred to as "Seller").

                                   WITNESSETH:

         WHEREAS, Seller owns all of the issued and outstanding capital stock ("Stock") of The Lodge Keeper Group, Inc., an Ohio corporation, ("Company");

         WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Stock;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

         SECTION 1.1 Agreement to Purchase and Sell Stock. Subject to the terms and conditions of this Agreement, each individual Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, on the Closing Date, all of the Stock which said Seller owns, free and clear of all security interests, pledges, liens, encumbrances, charges, or restrictions on the ownership, use, voting, transfer, receipt of dividends or other attributes of ownership.

         SECTION 1.2       Purchase Price for Stock.

                  (a) Payment. The purchase price for the Stock will be paid to Seller by Purchaser as follows: (i) Nine Hundred Seventy-Five Thousand and No/100 Dollars ($975,000.00) by cashier's checks, wire transfer or other good, immediately available U.S. funds (the "Cash"); and (ii) Seller shall receive Nine Hundred Seventy-Five Thousand and No/100 Dollars ($975,000.00) worth of unregistered shares (the "Shares") of Purchaser's common stock, such Shares to be represented by Seller's customary certificate for similar shares.

         The number of Shares shall be determined by dividing $975,000.00 by the "value" of the Shares. The "value" of the Shares shall be deemed to be the greater of Purchaser's (i) per share "book value" or (ii) per share "market value."

         As used herein, the term "book value" shall mean the net book value of Purchaser as reflected on Purchaser's Form 10-Q or Form 10-KB filed with the United States Securities Exchange Commission closest in time prior to Closing.

         As used herein, the term "market value" shall mean the average selling price of Purchaser's common stock on the NASDAQ national market system for the period beginning ten (10) "business days" prior to Closing and terminating ten
(10) "business days" (as defined in Section 10.6 below) after Closing.

         If (x) Purchaser's per share "market value" is less than $6.00 per share, and (y) Purchaser's per share "book value" is greater than Purchaser's per share "market value", then in calculating the "value" of the Shares, Purchaser's per share "book value" shall be reduced by an amount equal to the difference between $6.00 and Purchaser's per share "market value.

         The Shares shall be registered under applicable federal and state securities laws pursuant to that certain Registration Rights Agreement by and between Seller and Purchaser, to be executed and delivered at Closing, the form of which shall be mutually agreed upon by Seller and Purchaser.

                  (b) Adjustments to Purchase Price. The Purchase Price will be reduced by an amount equal to the diminution in net worth of the Company as a result of the transfer of the assets as set forth in Section 4.16 and said reduction shall be taken 50/50 from the Shares and the Cash.

                  (c) Delivery of Cash and Stock. Purchaser shall deliver the Cash and Stock to each Seller in the amounts set forth on Exhibit 1.2(c), attached hereto and incorporated herein by this reference. The Cash shall be delivered at Closing and the Shares shall be delivered twenty days after the closing.

         SECTION 1.3 Closing. The closing of the transactions contemplated in this Agreement (the "Closing") shall take place at the offices of Arnall, Golden & Gregory in Atlanta, Georgia on May 1, 1997 or such other date or place as shall be mutually acceptable to the parties (the "Closing Date").


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         As an inducement to the Purchaser to enter into this Agreement, each Seller hereby jointly and severally represents and warrants to Purchaser (each of which representation and warranty is material to and relied upon by Purchaser) as follows:

         SECTION 2.1 Disclosure Schedule. Seller shall cause the Company to deliver to Purchaser no later than fifteen (15) business days after the execution of this Agreement by all parties hereto a schedule (the "Disclosure Schedule") containing certain information regarding the Company and the Subsidiaries (defined below) as indicated at various places in this Agreement. The Disclosure Schedule shall be deemed for all purposes of this Agreement to constitute an integral part of this Agreement and the representations and warranties of Seller, contained herein.

         SECTION 2.2 Incorporation and Qualification of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio and has all corporate power and authority, together with all material governmental licenses, authorizations, consents and approvals, required to own, operate or lease the properties and assets now owned, operated or leased by the Company and to carry on its business. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties, owned, operated or leased or the nature of its activities makes such qualification necessary and where the failure to qualify would have a Material Adverse Effect (defined below) upon the Company. All jurisdictions in which the Company is qualified as a foreign corporation are set forth in Section 2.2 of the Disclosure Schedule.

         For purposes of this Agreement, "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Company taken as a whole.

SECTION 2.3 Capital Stock of the Company. The authorized capital stock of the Company consists of 10,000 shares and all of the issued and outstanding shares of capital stock of the Company consists of 1,088.33 shares of Common Stock, no par value per share. Each outstanding share of the Stock has been duly authorized and validly issued, and is fully paid and non-assessable. Seller now has, and will have on the Closing Date, good, valid and marketable title to the Stock free and clear of any Stock Encumbrances (defined below). There are outstanding (i) no shares of capital stock or other voting securities of the Company except as set forth in this Section 2.3, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options (including employee stock options), warrants or right of conversion or other rights, agreements, arrangements or commitments obligating, or which may obligate, the Company to sell or issue any additional shares of the Company's capital stock, (iv) no obligation of the Company to issue any voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (v) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to the Company (the items in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as the "Company Securities").* There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Securities. Upon Closing, Seller shall transfer to Purchaser all right, title and interest in and

* except as otherwise set forth on Scheduls 2.3 of the Disclosure Schedule to the Stock free and clear of any Stock Encumbrances. As used in this Agreement, "Stock Encumbrances" shall mean any security interest, pledge, lien, charge, adverse claim of ownership or use, or any restriction on ownership, use, voting, transfer or receipt of dividends, or any encumbrance of any kind.

         SECTION 2.4       Subsidiaries and Other Business Entities.

                  (a) Section 2.4 of the Disclosure Schedule is a true, correct and complete list of all corporations, limited liability companies, partnerships, joint ventures or other business entities (collectively, the "Subsidiaries") in which the Company owns, of record or beneficially, any direct or indirect equity interest or any right, (contingent or otherwise) to acquire the same.

                  (b) Section 2.4 of the Disclosure Schedule lists the name, jurisdiction, date of incorporation, authorized stock and stock ownership of each Subsidiary.

                  (c) Each Subsidiary (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, (ii) has all corporate power and authority, together with all material governmental licenses, authorizations, consents and approvals, required to own, operate or lease the properties and assets now owned, operated or leased by such Subsidiary and to carry on its business in all respects as currently conducted by such Subsidiary and (iii) is duly qualified as a foreign corporation to do business and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary and where the failure to qualify would have a Material Adverse Effect upon the Company or its Subsidiaries.

                  (d) The Company or a Subsidiary owns all of the issued and outstanding shares of capital stock of each Subsidiary and such shares are fully paid and nonassessable. There are outstanding (i) no shares of capital stock or other voting securities of any Subsidiary except as set forth in this Section 2.4(d), (ii) no securities of any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of such Subsidiary, (iii) no options (including employee stock options), warrants or rights of conversion or any other rights, agreements, arrangements or commitments relating to any subsidiary obligating a Subsidiary to issue additional shares of capital stock,
(iv) no obligation of any Subsidiary to issue any voting securities or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary and (v) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to any
Subsidiary (the items in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as the "Subsidiary Securities") except as otherwise set forth on
Section 2.4(d)(v) of the Disclosure Schedule. There are no outstanding obligations of any Subsidiary to repurchase, redeem or otherwise acquire any Subsidiary Securities.

         SECTION 2.5 Authority of Seller; Enforceability. This Agreement has been duly authorized, executed and delivered by the Seller, and this Agreement (and the obligations of the Seller set forth herein) constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the effect, if any, of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and the effect, if any, of general principles of equity.

         SECTION 2.6 No Conflicts; Consents. Section 2.6 of the Disclosure Schedule sets forth all of the consents, approvals, authorizations, filings, notifications and other actions necessary to consummate all of the transactions described herein. Assuming all consents, approvals, authorizations and other actions described in Section 2.6 of the Disclosure Schedule have been obtained and all filings and notifications listed in Section 2.6 of the Disclosure Schedule have been made, the execution, delivery and performance of this Agreement by Seller does not and will not:

                  (a) violate or conflict with the certificate of incorporation, bylaws or other organizational documents of the Company;

                  (b) conflict with or violate any law, rule or regulation of, or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with, any foreign federal, state or local governmental authority, body, agency official, regulatory or administrative agency, body or official, or governmental commission, court, tribunal, body, agency official or arbitral body (singularly and collectively, the "Governmental Authority") applicable to Seller or the Company or the business of the Company;

                  (c) conflict with, result in any breach of, constitute a material default (or constitute an event which with the giving of notice or lapse of time, or both, would become or result in a conflict, breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of Contract (defined in Section 2.16 below), Lease (defined in
Section 2.15 below), agreement or obligation to which the Company or the Seller is subject or bound, or result in the creation of any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use or any encumbrance of any kind (collectively, the "Encumbrance") on the stock or Company's assets.

         SECTION 2.7 Corporate Records of the Company. The stock records and minute book of the Company heretofore furnished to Purchaser by the Company correctly show the total number of shares of its capital stock issued and outstanding and all corporate action taken by the directors and shareholders of the Company (including actions taken by consent without a meeting), and contain true, correct and complete copies or originals of the certification of incorporation and bylaws and all amendments thereto.

         SECTION  2.8  Financial  Statements.  Section  2.8  of  the  Disclosure
Schedule is true, correct and complete consolidated financial statements for the fiscal years 1994, 1995, and 1996 and for the month ending December 31, 1996 (the "Financial Statements"), including a consolidated balance sheet (the "Balance Sheet") as of December 31, 1996 (the "Balance Sheet Date") and consolidated statements of income and retained earnings and cash flows for the years then ended, together with the notes thereto for the Company. All of the Financial Statements and the Balance Sheet (including any related notes and schedules) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the prior years of the Company and present fairly the financial condition of the Company as of the respective dates thereof and the results of its operations for the periods then ended.

                  All of the books and records of the Company have been maintained in accordance with good business practice and are in all material respects in accordance with all laws, regulations and other requirements applicable to its business and operations.

         SECTION 2.9       Absence of Certain Changes, Events and Conditions.

                  (a) Except as set forth on Section 2.9(a) of the Disclosure Schedule, since the Balance Sheet Date, there has not been any material adverse change in the condition (financial or otherwise) of the business or the liabilities, assets, operations, results of operations, prospects or conditions (financial or other) of the Company or its Subsidiaries.

                  (b) Except as set forth on Section 2.9(b) of the Disclosure Schedule, since the Balance Sheet Date, the Company and the Subsidiaries have operated their respective businesses in the ordinary course consistent with past practice and the Company and the Subsidiaries have not (other than in the ordinary course of business):

                           (i) permitted or allowed any of its assets to be mortgaged, pledged or subjected to any Encumbrance;

                           (ii) written down, or failed to write down (in accordance with generally accepted accounting principles, consistently applied), or written up the value of any of its inventory or assets;

                           (iii) amended, terminated, cancelled or compromised any claims or waived any other rights, or sold, transferred or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible property);

                           (iv) disposed of or permitted to lapse any patent, trademark, assumed name, service mark, trade name or copyright application, registration or license to its business, or under which the or the Subsidiaries has any right or license, or disclosed to any person any trade secret or process of its business, or under which the Company or the Subsidiaries has any right or license;

                           (v) granted any general increase in the compensation of the employees of the Company and the Subsidiaries (including, without limitation, any such increase pursuant to any Plan, as defined in Section 2.17), or established or increased or promised to increase any benefits under any such Plan;

                           (vi) made any material changes in the customary methods of operation of its business, including practices and policies relating to leasing, purchasing, marketing or selling;

                           (vii) declared, made, set aside or paid any dividends or other distributions (whether in cash, securities or other property) to its stockholders with respect to the Stock, or redeemed any of its capital stock;

                           (viii) incurred or assumed any indebtedness for borrowed money or guaranteed any such indebtedness;

                           (ix) issued or sold any of its stock, notes, bonds or other securities (including treasury shares), or any option, warrant or other rights to purchase the same;

                           (x) sustained any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or the Subsidiaries which damage is in excess of $5,000.00;

                           (xi) entered into any transaction, commitment, contract or agreement relating to its assets or business (including the acquisition or disposition of any assets) or the relinquishment of any contract or other right;

                           (xii) (A) granted any severance or termination pay to any director, officer or employee of the Company or the Subsidiaries,
         (B) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, (C) increased benefits payable under any existing severance or termination pay policies or employment agreements or (D) increased compensation, bonus or other benefits payable to directors, officers or employees of the Company;

                           (xiii) granted any option to purchase, or other right to acquire, capital stock or any security or other instrument convertible into capital stock of any class of the Company or the Subsidiaries to any Person (defined below);

                           (xiv) changed any method of accounting or accounting practice (including in each case tax accounting), except for any such change required by reason of a concurrent change in accordance with generally accepted accounting principles and notice of which has been given in writing to Purchaser;

                           (xv) entered into, extended, amended or terminated, any contract, agreement, lease, franchise, permit or license or any material term of any outstanding security of the Company or the Subsidiaries;

                           (xvi) made any amendment to its certificate of incorporation or bylaws;

                           (xvii) had any labor dispute or pending labor negotiation, or any event that is expected to cause or to give rise to any such labor dispute or negotiation, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or the Subsidiaries, or any lockout, strike, slowdown, work stoppage or threat thereof by or with respect to such employees;

                           (xviii)   made   any   loan,   advance   or   capital
         contributions to or investment in any Person; and

                           (xix) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 2.9(b).

                  As used in this Agreement, "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

         SECTION 2.10 Accounts Receivable. All accounts receivable existing on the Closing Date will be valid obligations of the respective makers thereof and not subject to any offset or counterclaim.

         SECTION 2.11 Tangible Personal Property. Section 2.11 of the Disclosure Schedule lists the machinery, equipment, tools, parts, supplies, furniture, fixtures, personalty, and other tangible personal property (the "Tangible Personal Property") used in the Company's or the Subsidiaries's respective businesses. The Tangible Personal Property is in good operating condition and repair, normal wear and tear excepted. Except as set forth in Section 2.11 of the Disclosure Schedule, the Company and the Subsidiaries have good and indefeasible title to and own the Tangible Personal Property free and clear of all Encumbrances or similar rights of third parties. The Tangible Personal Property of the Company and the Subsidiaries is being maintained at normal and customary levels adequate for the conduct of the business of the Company and the Subsidiaries as currently conducted and includes all Tangible Personal

Property and assets applicable to or used in connection with the business of the Company and the Subsidiaries.

         SECTION 2.12 Inventory. *the Company does not currently, and will not as of the Closing Date, own any inventory.

         SECTION 2.13 Intellectual Property. (a) Section 2.13 of the Disclosure Schedule lists any trademark, service mark, registration thereof or application for registration therefor, (domestic and foreign) trade name, invention, patent, patent application, trade secret, know-how, copyright, copyright registration, application for copyright registration, or any other similar type of proprietary intellectual property (including without limitation any such right in computer software) owned by the Company or the Subsidiaries or used in the conduct of the Company's or the Subsidiaries respective businesses (collectively, the
"Intellectual Property"). Other than as set forth on Section 2.13 of the Disclosure Schedule, the Company is the sole owner of all such Intellectual Property and has the sole and exclusive right to use same. The consummation of the transactions contemplated hereby will not alter or impair the Company's or the Subsidiaries' rights to own and use the Intellectual Property. The Intellectual Property is sufficient for the conduct of the business of the Company and the Subsidiaries as currently conducted.

         SECTION 2.14 Real Property. Section 2.14 of the Disclosure Schedule sets forth all of the real property in which the Company or any Subsidiary has any interest except for the interests described in Section 2.15 of the Disclosure Schedule (the "Real Property"). Section 2.14 also sets forth all of the monetary and non-monetary encumbrances, restrictions, and obligations encumbering said Real Property and true, correct and complete copies of same have been made available to Purchaser prior to the date hereof.

         SECTION 2.15 Leases.

                  (a) Other than the Real Property, neither the Company nor any Subsidiary holds any interest in real property (including, but not limited to, any interest as a fee owner or any interest as lessor, lessee, sublessor, sublessee, assignor, assignee or guarantor or other surety) except as described in Section 2.15(a) of the Disclosure Schedule (the "Leases"), and such Schedule specifies the name of the lessor, sublessor, lessee or sublessee thereunder, the lease term and the basic annual rental and other items paid or payable with respect thereto.

                  (b) The Leases are valid, binding and enforceable  obligations of the  parties  thereto,  except  that the  enforceability  of the  leases  and subleases may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance). Seller's interests in the Leases are unencumbered and free and clear of all liens and claims of any kind. There is no development affecting any such

* Except as disclosed on Section 2.12 of the Disclosure Schedule properties pending which might curtail in any material respect the present or future use of such property for the purpose for which it is currently used by the Company or any Subsidiary. Neither the Company nor, to the best knowledge of any Seller, any other party to any such Lease has breached any material provision of, or is in default in any material respect under, the terms of such Lease nor does there exist any event which with notice or the lapse of time or both would constitute a breach or cause a default in any respect under the terms of any such Lease. Except as disclosed in Section 2.15(b) of the Disclosure Schedule, the transactions contemplated by this Agreement do not require the consent of any party to any of the Leases, and will not result in the termination of, any of the Leases.

                  (c) The copies of the Leases heretofore made available by the Company to Purchaser are true, correct and complete copies of such Leases. Said Leases have not been modified or amended since the commencement of the terms specified in the respective Leases, except as disclosed in the copies made available to Purchaser.

         SECTION 2.16 Contracts.

                  (a) Section 2.16 of the Disclosure Schedule is a true, correct and complete list of all contracts, agreements and obligations (collectively, "Contracts") to which the Company or any Subsidiary is a party (other than the Leases).

                  (b) The Company has delivered to Purchaser true, correct and complete copies of each of the Contracts. Neither the Company, nor any Subsidiary, is in default under, or in breach of, any of the terms or conditions of the Contracts; (i) no condition exists or has occurred which, with the giving of notice or the lapse of time, or both, would constitute a default or breach by the Company of any of the terms or conditions of the Contracts; (ii) to Seller's knowledge, no counterparty to the Contracts is in default or breach thereunder;
(iii) all of the Contracts are valid, binding, in full force and effect and enforceable in accordance with their terms, except that the enforceability of such Contracts and agreements may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and (B) equitable principles which may limit the availability of certain equitable remedies (such as specific performance); and (iv) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms and provisions hereof, will require the consent of any person pursuant to, or will result in the termination or impairment of, any such Contract.

         SECTION 2.17 Employment Benefit Matters.

         (a) For purposes of this Section 2.17 only, the term "Company" shall include the Company and all of its Subsidiaries. Section 2.17 of the Disclosure Schedule sets forth a list of each "employee benefit plan" (as defined by
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any other bonus, profit sharing, pension, compensation, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, disability, sick leave, vacation, individual employment, commission, bonus, payroll practice, retention, or other plan, agreement, policy, trust fund or arrangement (each such plan, agreement, policy, trust fund or arrangement is referred to herein as an "Employee Benefit Plan", and collectively, the "Employee Benefit Plans") that is currently in effect, was maintained since December 31, 1975 or which has been approved before the date hereof but is not yet effective, for the benefit of (i) directors or employees of the Company or any other persons performing services for the Company, (ii) former directors or employees of the Company or any other persons formerly performing services for the Company, or (iii) beneficiaries of anyone described in (i) or (ii) (collectively, "Company Employees") or with respect to which the Company or any "ERISA Affiliate" (hereby defined to include any trade or business, whether or not incorporated, other than the Company, which has employees who are or have been at any date of determination occurring within the preceding six (6) years, treated pursuant to Section 4001(a)(14) of ERISA and/or Section 414 of the Code as employees of a single employer which includes the Company) has or has had any obligation on behalf of any Company Employee. Except as disclosed on Section 2.17 of the Disclosure Schedule, there are no other benefits to which any Company Employee is entitled or for which the Company has any obligation.

         (b) Seller has delivered to Purchaser, with respect to each Employee Benefit Plan, true and complete copies of (i) the documents embodying and relating to the plan, including, without limitation, the current plan documents and documents creating any trust maintained pursuant thereto, all amendments, investment management agreements, administrative service contracts, group annuity contracts, insurance contracts, collective bargaining agreements, the most recent summary plan description with each summary of material modification, if any, and employee handbooks, (ii) annual reports including but not limited to Forms 5500, 990 and 1041 for the last three (3) years for the plan and any related trust, (iii) actuarial valuation reports and financial statements for the last three years, and (iv) each communication involving the plan or any related trust to or from the Internal Revenue Service ("IRS"), Department of Labor ("DOL"), Pension Benefit Guaranty Corporation ("PBGC") or any other governmental authority including, without limitation, the most recent determination letter received from the IRS pertaining to any Employee Benefit Plan intended to qualify under Sections 401(a) or 501(c)(9) of the Code.

         (c) The Company has no obligation to contribute to or provide benefits pursuant to, and has no other liability of any kind with respect to, (i) a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA), or (ii) a "plan maintained by more than one employer" (within the meaning of Section 413(c) of the Code).

         (d) Except as otherwise set forth on Section 2.17 of the Disclosure Schedule, the Company is not liable for, and neither the Company nor Purchaser will be liable for, any contribution, tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost assessment or other similar type of liability or expense of any ERISA Affiliate (including predecessors thereof) with regard to any Employee Benefit Plan maintained, sponsored or contributed to by an ERISA Affiliate (if a like definition of Employee Benefit Plan were applicable to the ERISA Affiliate in the same manner as it applies to the Company), including, without limitation, withdrawal liability arising under Title IV, Subtitle E, Part 1 of ERISA, liabilities to the PBGC, or liabilities under Section 412 of the Code or Section 302(a)(2) of ERISA.

         (e) The Company, each ERISA Affiliate, each Employee Benefit Plan and each Employee Benefit Plan "sponsor" or "administrator" (within the meaning of
Section 3(16) of ERISA) has complied in all respects with the applicable requirements of Section 4980B of the Code and Section 601 et seq. of ERISA (such statutory provisions and predecessors thereof are referred to herein collectively as "COBRA"). Section 2.17 of the Disclosure Schedule lists the name of each Company Employee who has experienced a "Qualifying Event" (as defined in COBRA) with respect to an Employee Benefit Plan who is eligible for "Continuation Coverage" (as defined in COBRA) and whose maximum period for Continuation Coverage required by COBRA has not expired. Included in such list are the current address for each such individual, the date and type of each Qualifying Event, whether the individual has already elected Continuation Coverage and, for any individual who has not yet elected Continuation Coverage, the date on which such individual was notified of his or her rights to elect Continuation Coverage. Schedule 2.17 attached hereto also lists the name of each Business Employee who is on a leave of absence (whether or not pursuant to the Family and Medical Leave Act of 1993, as amended ("FAMLA") and is receiving or entitled to receive health coverage under an Employee Benefit Plan, whether pursuant to FAMLA, COBRA or otherwise.

         (f) With respect to each Employee Benefit Plan and except as otherwise set forth on Section 2.17 of the Disclosure Schedule:

                           (i) each Employee  Benefit Plan which is described in
         Section 3(2) of ERISA qualifies under Section 401(a) of the Code and has received a determination letter from the IRS to the effect that the Employee Benefit Plan is qualified under Section 401 of the Code and that any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code, and nothing has occurred or is expected to occur that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or tax liability;

                           (ii) all payments required by the Employee Benefit Plan, any collective bargaining agreement or by law (including all contributions, insurance premiums, premiums due the PBGC or intercompany charges) with respect to all periods through the date hereof have been made;

                           (iii) there are no violations of or failures to comply with ERISA and the Code with respect to the filing of applicable reports, documents, and notices regarding the Employee Benefit Plan with the DOL, the IRS, the PBGC or any other governmental authority, or any of the assets of the Employee Benefit Plan or any related trust;

                           (iv) no claim, lawsuit, arbitration or other action has been asserted or instituted or threatened in writing against the Employee Benefit Plan, any trustee or fiduciaries thereof, the Company or any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of the Employee Benefit Plan or any related trust;

                           (v) all amendments required to bring the Employee Benefit Plan into conformity with applicable law, including, without limitation, ERISA and the Code, have been timely adopted;

                           (vi)  any  bonding   required  with  respect  to  the
         Employee Benefit Plan in accordance with the applicable provisions of ERISA has been obtained and is in full force and effect;

                           (vii) the Employee Benefit Plan complies with and has been maintained and operated in accordance with its respective terms and the terms and the provisions of applicable law, including, without limitation, ERISA and the Code (including rules and regulations thereunder);

                           (viii)  no  "prohibited   transaction"   (within  the
         meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or is expected to occur with respect to the Employee Benefit Plan (and the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction") which has subjected or could subject the Company, any ERISA Affiliate or Purchaser or any officer, director or employee of the Company, any ERISA Affiliate, Purchaser or the Employee Benefit Plan trustee, administrator or other fiduciary, to a tax or penalty on prohibited transactions imposed by either Section 502 of ERISA or
         Section 4975 of the Code or any other liability with respect thereto;

                           (ix) the Employee Benefit Plan is not under audit or investigation by the IRS or the DOL or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax, interest or penalty;

                           (x) if the Employee Benefit Plan purports to provide benefits which qualify for tax-favored treatment under Sections 79, 105, 106, 117, 120, 125, 127, 129 or 132 of the Code, the Employee
         Benefit Plan satisfies the requirements of said Section(s);

                           (xi) the Employee Benefit Plan may be unilaterally amended or terminated on no more than 90 days notice;

                           (xii) if the Employee Benefit Plan purports to be a voluntary employee beneficiary association ("VEBA"), a request for a determination letter for the VEBA has been submitted to and approved by the IRS that the VEBA is exempt from federal income tax under Section 501(c)(9) of the Code, and nothing has occurred or is expected to occur that caused or could cause the loss of such qualification or exemption or the imposition of any tax, interest or penalty with respect thereto;

                           (xiii)  the  Employee   Benefit  Plan  has  not  been
         terminated under circumstances which would result in liability to the PBGC;

                           (xiv) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred; and

                           (xv) if the Employee Benefit Plan is subject to Title IV of ERISA, no proceeding has been or is expected to be initiated to terminate the plan.

         (g) The Company is not subject to any liens, and excise or other taxes under ERISA, the Code or other applicable law relating to any Employee Benefit Plan; has not ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA; has not withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA; and has not ceased making contributions to any Employee Benefit Plan subject to 4064(a) of ERISA to which the Company or any ERISA Affiliate made contributions at any time during the six (6) years prior to the date hereof.

         (h) With respect to each Employee Benefit Plan that is subject to Part 3 of Title I of ERISA, Title IV of ERISA and/or Section 412 of the Code but is not a "Multiemployer Plan" (as defined in Section 4001(a)(3) of ERISA or Section 414(f) of the Code) (a "DB Plan"):

                           (i) the present value of all vested and unvested "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) determined (A) based on actuarial assumptions used for funding purposes as set forth in the most recent actuarial report; (B) as required by the PBGC if the DB Plan were terminated; and (C) as set forth in Financial Accounting Standards Board SFAS No. 87 using the methodology to calculate the DB Plan's accrued benefit obligation, do not exceed the current fair market value of the assets of the DB Plan;

                           (ii) except as set forth on Section 2.17 of the Disclosure Schedule, no amendments or other modifications to such DB Plan or its actuarial assumptions have been adopted since the date of such DB Plan's most recent actuarial report;

                           (iii) no "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to the DB Plan, whether or not waived, and the DB Plan complies with all funding requirements of the Code and ERISA; and

                           (iv) no excise or other taxes, interest or other charges have been incurred or are due and owing with respect to the DB Plan because of any failure to comply with the minimum funding standards of ERISA and the Code.

                  (i) In the case of any Employee Benefit Plan that is a Multiemployer Plan, the Company has no withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA as a result of either a "complete withdrawal" (as defined in Section 4203 of ERISA) or a "partial withdrawal" (as defined in Section 4205 of ERISA) by the Company from such Employee Benefit Plan occurring on or prior to the date hereof.

                  (j) The consummation of the transactions contemplated by this Agreement will not give rise to any liability for any employee benefits, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Company Employee.

                  (k) No amounts payable under any Employee Benefit Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code;

                  (l) Except as set forth on Section 2.17 of the Disclosure Schedule, no Employee Benefit Plan in any way provides for any benefits of any kind whatsoever (other than under COBRA, the Federal Social Security Act or any Employee Benefit Plan qualified under Section 401(a) of the Code) to any Company Employee who, at the time the benefit is to be provided, is a former director or employee of, or other provider of services to, the Company or an ERISA Affiliate (or a beneficiary of any such person), or any other Company Employee, nor have any representations, agreements, covenants or commitments been made to provide such benefits.

                  (m) Since December 31, 1996, through the date hereof, neither the Company nor any ERISA Affiliate has, nor will it, (i) institute or agree to institute any new employee benefit plan or practice, (ii) make or agree to make any change in any Employee Benefit Plan, (iii) make or agree to make any increase in the compensation payable or to become payable by the Company or any ERISA Affiliate to any Company Employee, or (iv) except pursuant to this Agreement and except for contributions required to provide benefits pursuant to the provisions of the Employee Benefit Plans, pay or accrue or agree to pay or accrue any bonus, percentage of compensation, or other like benefit to, or for the credit of, any Company Employee.

                  (n) Any contribution, insurance premium, excise tax, interest charge or other liability or charge imposed or required with respect to any Employee Benefit Plan which is attributable to any period or any portion of any period prior to the Closing shall be reflected as a liability on the Company's Balance Sheet as of the Closing, including, without limitation (i) any portion of the matching contribution required with respect to the Company's 401(k) Plan for the plan year ending after the Closing which is attributable to elective contributions made by participants in such plan prior to the Closing and assuming that all participants are employed by the Company as of the end of such plan year, and (ii) an amount equal to a pro rata portion of the quarterly contribution requirement with respect to any DB Plan for the quarter beginning immediately prior to the Closing, based on the number of days that will have elapsed from such date through the Closing.

         SECTION 2.18 Labor Matters. Except as set forth on Section 2.18 of the Disclosure Schedule, neither the Company, nor any of its Subsidiaries, is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries; (a) there are no unfair labor practice complaints (or any basis therefor pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority; (b) to Seller's best knowledge, there have been no efforts by any union, or local thereof, to seek to represent, at any location where they do not currently represent such employees, and employees of the Company or any of its Subsidiaries; and (c) there have been no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries; and (d) without having made any investigation or inquiry, Seller has no knowledge that any party with whom the Company or any of its Subsidiaries has entered a Contract is involved in or threatened with or affected by any labor dispute or other proceeding or order.

         SECTION 2.19 Taxes.

                  (a)     The following terms shall have the following meanings:

                  "Net Unrealized Built-in Loss" means any "net unrealized built-in loss" as that term is defined in Section 382(h)(3)(A) of the Code.

                  "Post-Closing Tax Period" means any Tax period ending after the Closing Date, excluding the portion, if any, of such Tax period up to and including the Closing Date.

                  "Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date. Additionally, if a Tax period ending after the Closing Date contains any days which fall prior to or on the Closing Date, any portion of the Tax period up to and including the Closing Date shall also be included in the Pre-Closing Tax Period.

                  "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company or any Subsidiary, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability of the Company or any Subsidiary for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period and (iii) any liability of the Company or any Subsidiary for the payment of any amounts of the type described in (i) as a result of any express or implied obligation to indemnify or pay the Tax obligations of any other person.

                  "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute of the Company or any Subsidiary which could reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes, and Net Unrealized Built-in Losses existing prior to the Closing Date).

                  (b) Except as set forth in Section 2.19(b) of the Disclosure Schedule, (i) all Tax returns, statements, reports and forms (including estimated tax returns and reports and information returns and reports) required to be filed on or before the Closing Date with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company, or any Subsidiary or Seller (collectively, the "Returns"), have been, or will be, filed when due in accordance with all applicable laws, except that any such return, statement, report or form that has been extended until after the Closing Date in accordance with applicable law will be completed and a copy provided to Purchaser no later than ten (10) days prior to the Closing Date; (ii) as of the time of filing, the Returns correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) the facts regarding the income, business, assets, operations, activities and status of the Company and any Subsidiary, and any other information required to be shown therein; (iii) the Company and its Subsidiaries have timely paid or withheld all Taxes shown as due and payable on the Returns that have been filed; (iv) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected or to be reflected on the books of the Company or any Subsidiary (excluding any provision for deferred income taxes) are adequate to cover such Taxes; (v) all federal, state, local and foreign tax returns filed with respect to Taxable years of the Company and any Subsidiary through the Taxable year fiscal year 1992 have been examined and closed or are returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (vi) neither the Company nor any Subsidiary is delinquent in the payment of any Tax or requested any extension of time within which to file or send any Return, which Return has not since been filed or sent;
(vii) neither the Company nor any Subsidiary has granted any extension or waiver of the limitation period applicable to any Returns, which period (after giving effect to such extension or waiver) has not yet expired; (viii) there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to the Company or any Subsidiary in respect of any Tax; (ix) there are no requests for rulings or determinations in respect of any Tax pending between the Company or any Subsidiary and any Taxing Authority; (x) neither the Company nor any Subsidiary has any interest in real property in any jurisdiction in which a Tax is imposed on the transfer of an interest in real property; (xi) none of the property owned or used by the Company or any Subsidiary is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended by the Economic Recovery Tax Act of 1981; (xii) none of the property owned or used by the Company or any Subsidiary is subject to a lease, other than a "true" lease for federal income tax purposes; (xiii) none of the property owned by the Company or any Subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (xiv) neither the Company or any Subsidiary nor any other Person on behalf of the Company any Subsidiary has entered into or will enter into any agreement or consent pursuant to Section 341(f) of the Code; (xv) there are no liens for Taxes upon the assets or capital stock of the Company any Subsidiary except liens for current Taxes not yet due;
(xvi) Seller is not subject to withholding under (A) Sections 1441, 1442, 1445 nor under any other section of the Code with respect to any transaction contemplated hereby or (B) the laws, rules, regulations or administration procedures of a Government Taxing Authority; (xvii) neither the Company nor any Subsidiary will be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code as a result of a change in method of accounting for a Pre-Closing Tax Period effective prior to the Closing Date or pursuant to the provisions of any agreement entered into with any Taxing Authority on or before the Closing Date with regard to the Tax liability of the Company for any Pre-Closing Tax Period; (xviii) neither the Company nor any Subsidiary has been a member of an affiliated group other than one of which the Company any Subsidiary was the parent, or filed or been included in a combined, consolidated or unitary Return other than one filed by the Company any Subsidiary; (xix) neither the Company nor any Subsidiary is currently under any contractual obligation to pay the Tax obligations of any other Person, or to pay the Tax obligations with respect to transactions relating to any other Person, or to indemnify any other Person with respect to any Tax; and (xx) all information set forth in the Interim Audited Statements of the Company and the Subsidiaries relating to Tax matters is, and shall be, true, complete and accurate; (xxi) any changes in the method of accounting used by the Company any Subsidiary for any Tax items made during the Pre-Closing Tax Period have been approved by the Internal Revenue Service in accordance with Section 446(e) of the Code; (xxii) neither the Company nor any Subsidiary will have a Net Unrealized Built-in Loss.

                  (c) Section 2.19(c) of the Disclosure Schedule sets forth a list of states, territories and jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company any Subsidiary.

                  (d) Without the prior written consent of Purchaser, neither the Company nor any Subsidiary shall make or change any election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission may have the effect of increasing the Tax liability or reducing any Tax Asset of the Company any Subsidiary, Purchaser or any affiliate of Purchaser.

                  (e) Prior to the date hereof, Seller has caused the Company and its Subsidiaries to deliver to Purchaser copies of the federal income tax returns filed by the Company and its Subsidiaries for all Tax periods for which the applicable statute of limitations has not expired.

         SECTION 2.20 Litigation. Except as set forth in Section 2.20 of the Disclosure Schedule, there are no pending (or the best knowledge of Seller, threatened), claims, disputes, actions, suits, arbitrations, inquiries, audit, proceedings or investigations (or any basis therefor) by or against the Company, any Subsidiary, or any of their respective assets, properties, officers, or directors.

         SECTION 2.21 Licenses. The Company and the Subsidiaries are now, and at the Closing will be, the holder of all licenses, authorizations, permits and certificates (the "Licenses") required by any Governmental Authority to conduct their respective businesses, and all of the Licenses are now, and at the Closing will be, in full force and effect.

         SECTION 2.22 Compliance with Laws. The Company has received no written notice that (and to the best of Seller's knowledge, Seller is unaware that) the Company, or any Subsidiary, is in violation of, or has violated, any applicable Federal, state, local, foreign or other law, regulation or order or any other requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal relating to it; and the Company has received no written notice that the Company or any Subsidiary is now charged with, and to the best knowledge of Seller, or is now under investigation with respect to, any possible violation of any applicable law, regulation, order or requirement relating to any of the foregoing in connection with the business of the Company, or any Subsidiary, and the Company and the Subsidiaries have filed all reports required to be filed with any governmental, regulatory or administrative agency or authority on or before the date hereof.

         SECTION 2.23 Insurance. Section 2.23 of the Disclosure Schedule contains a list and description of all policies of insurance and fidelity bonds relating to the assets of the Company , the Subsidiaries, or the business or employees of the Company, or any Subsidiary (except for any such policies maintained to provide benefits to employees under a benefit plan or arrangement described in Section 2.23 hereof), together with the annual premiums payable with respect therefor, presently maintained by the Company and the Subsidiaries, all of which are, and will be maintained through the Closing Date, in full force and effect. All premiums thereon have been paid, and neither the Company, nor any Subsidiary, has received any notice of cancellation with respect thereto. There are no claims pending under any of said policies or bonds or disputes with underwriters. The Company and the Subsidiaries have used their respective best efforts to estimate and calculate incurred, but not reported, claims relating to such policies and bonds, and any potential liabilities in respect thereof have been recorded on the Interim Audited Statements and will be recorded in the Collected Interim Information. The methods used to derive the amount of any such liabilities to be recorded in the Collected Interim
Information shall be consistent with past practices of the Company and the Subsidiaries. There are no pending or threatened terminations of, or premium increases with respect to, any of such policies and bonds and the Company and the Subsidiaries are in compliance with all conditions contained therein. Seller has no reason to believe that the insurance carried by the Company and the Subsidiaries is not, or since the date of its inception, has not been adequate with respect to risks normally insured against by comparable companies similarly situated. The Company and the Subsidiaries have delivered true, complete and correct copies of all insurance policies insuring the Company and the Subsidiaries.

         SECTION 2.24 Bank Accounts. Section 2.24 of the Disclosure Schedule lists all of the (a) names of each bank, savings and loan, or other financial institution in which the Company the Subsidiaries has an account, including cash contribution accounts, and the account numbers and names of all persons authorized to draw thereon or have access thereto, (b) locations of all lockboxes and safe deposit boxes of the Company and the Subsidiaries and the names of all persons authorized to draw thereon or have access thereto.

         SECTION 2.25 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated under this Agreement.

         SECTION 2.26 Governmental Authorization. The execution, delivery and performance by the Seller of this Agreement requires no action by or in respect of, or filing with, any governmental body agency, official or authority.

         SECTION 2.27 Amounts Owing. On or prior to the Closing Date, the Company and the Subsidiaries will have collected any amounts loaned, or advanced to, or receivable from its directors, officers, Seller or consultants.

         SECTION 2.28 Employees. Listed in Section 2.28 of the Disclosure Schedule are all of the Company's and the Subsidiaries' directors, officers, employees and any and all compensation, pension or benefit arrangements, whether written or oral, between the Company, and the Subsidiaries and said directors, officers and employees.

         SECTION 2.29 No Undisclosed Liabilities. There are no liabilities of the Company, or any Subsidiary, required to be recorded of disclosed under generally accepted accounting principles, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in any such liability, other than liabilities under this Agreement or reflected in any schedule or document delivered in connection with this Agreement.

         SECTION 2.30 Certain Interests. Except as set forth in Section 2.30 of the Disclosure Schedule, no officer, director, or shareholder of the Company, any Subsidiary, nor any relative of any such officer, director or shareholder, nor any enterprise, firm, partnership, association, corporation or trust of which any such officer, director, shareholder or relative is an officer, trustee, director, partner, employee, agent, stockholder, owner or beneficiary, is a party to or has an interest with respect to any Contract or Lease which relates to or affects the business of the Company, or any Subsidiary, or has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company, any Subsidiary. For purposes of this
Section 2.30, a relative of any person means any person who is related by consanguinity, marriage or adoption to such first person as a second cousin or closer relative or is a spouse of any such relative.

         SECTION 2.31 Powers of Attorney. Neither the Company, any Subsidiary, nor the Seller have any outstanding powers of attorney or comparable delegations of authority in connection with the Company, or any Subsidiary, or their respective business or assets.

         SECTION 2.32 Other Information. No document or item referred to in any schedule (including, without limitation, the Disclosure Schedule) or exhibit hereto contains, and no information set forth in any such schedule, exhibit, document or item contains, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements of the Company, any Subsidiary, and/or Seller contained therein not misleading.

         SECTION 2.33 Environmental  Compliance.  Except as disclosed in Section
2.33 of the Disclosure Schedule to Seller's knowledge (and the Company has received no written notice which indicates otherwise):

                  (a) No notice, notification, demand, request for information, citation, summons, complaint or order has been issued or filed, no penalty has been assessed and no investigation or review is pending, or to the best knowledge of Seller, threatened by any governmental or other entity, (i) with respect to any alleged violation of any law, ordinance, rule, regulation or order of any governmental entity in connection with the conduct of the business of the Company, or any Subsidiary, and relating to a Hazardous Substance (as hereinafter defined) or (ii) with respect to any alleged failure to have any permit, certificate, license, approval, registration or authorization required in connection with the conduct of the business of the Company, any Subsidiary, relating to a Hazardous Substance of (iii) with respect to any generation, treatment, storage, recycling, transportation, disposal or release (including a release as defined in 42 USC 9601) ("Hazardous Release") of any toxic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, as defined in or regulated under applicable Federal, state or local environmental statutes, ordinances, rules, regulations or orders ("Hazardous Substance") used in connection with the business or assets of the Company, or any Subsidiary.

                  (b)(i) Neither the Company, nor any Subsidiary, has handled any Hazardous Substance, on any property now or previously owned or leased by the Company, or any Subsidiary (the "Properties"); (ii) no polychlorinated biphenyls ("PCBs") or urea formaldehyde was or has become present at any of the Properties as a result of any activity which is or was, directly or indirectly, within the control of the Company, or any Subsidiary, and no PCBs or urea formaldehyde is or has been present at any of the Properties that Seller knows of or of which they could reasonably be expected to know; (iii) no friable asbestos was or has become present at any of the Properties as a result of any activity which is or was, directly or indirectly, within the control of the Company, or any Subsidiary and no friable asbestos is or has been present at any such property that Seller knows of or of which it could reasonably be expected to know; (iv) no underground storage tank ("UST"), which has or had been used to store or has or had contained a Hazardous Substance, was or has become present at any of the Properties as a result of any activity which is or was, directly or indirectly, within the control of the Company, any Subsidiary, and there is no such UST currently in use or abandoned, at any of the Properties that Seller knows of or of which it could reasonably be expected to know of; (v) there has been no Hazardous Release of a Hazardous Substance at, on or under any of the Properties that Seller knows of or of which they could reasonably be expected to know; and (vi) no Hazardous Substance is present in a reportable or threshold planning quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any of the Properties as a result of any activity which is or was, directly or indirectly, within the control of the Company, or any Subsidiary and no such Hazardous Substance in such quantity was or has become present at any of the Properties that Seller knows of or of which they could reasonably be expected to know of.

                  (c) Neither the Company, nor any Subsidiary, has transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") or on any similar state list or, to the best knowledge of Seller, which is the subject of any federal, state or local enforcement action or other investigation which may lead to claims for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

                  (d) No oral or written notification of a Hazardous Release of a Hazardous Substance has been filed by or, on behalf of, the Company, or any Subsidiary, and, to the best knowledge of Seller, none of the Properties is, based on any act or omission directly or indirectly within the control of the Company, or any Subsidiary, during the period of ownership or lease by the Company, or any Subsidiary, listed or proposed for listing on the National
Priorities List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up.

                  (e) There are no environmental Encumbrances on any asset owned or leased by the Company, or any Subsidiary, no government actions have been taken for, to the best knowledge of Seller is in process which could subject any of such assets to such Encumbrances and no notice or restriction relating to the presence of a Hazardous Substance is required to be placed in any deed to such of said assets title to which would be conveyed by use of a deed.

                  (f) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of the Company, or any Subsidiary, in relation to any of the Properties.

                  (g) Section 2.33(g) of the Disclosure Schedule is a true, accurate and complete list of all environmental reports prepared for any of the Properties (i) at the request of Seller, the Company, or any Subsidiary, or (ii) to the best knowledge of Seller, at the request of any other person.

         SECTION 2.34 No Options or Contracts. There are no outstanding options to purchase the Stock, the Company, or any of its assets.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

         As an inducement to Seller to enter into this Agreement, Purchaser represents and warrants to Seller (which representations and warranties are material to and relied upon by Seller) as follows:

         SECTION 3.1 Incorporation and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller and the Company) constitutes a legal, valid and binding obligation of the Purchaser, enforceable against Purchaser in accordance with its terms, subject to the effect, if any, of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and the effect, if any, of general principles of equity.

         SECTION 3.2 No Conflicts. The execution, delivery and performance of this Agreement by Purchaser does not and will not (i) violate or conflict with the certificate of incorporation or bylaws or other organizational documents of Purchaser; (ii) conflict with or violate any law, rule or regulation of, or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with, any Governmental Authority applicable to Purchaser; or (iii) conflict with, result in any breach of, constitute a default (or constitute an event which with the giving of notice or lapse of time, or both, would become or result in a conflict, breach or default) under, any agreement or obligation to which Purchaser is a party or subject and which would affect Purchaser's ability or authority to consummate the transactions contemplated hereby.

         SECTION 3.3 Investment Purpose. Purchaser is acquiring the Stock solely for the purpose of investment and not with a view to, or for offer of sale in connection with, any distribution thereof. Purchaser acknowledges that the Stock has not been registered.

         SECTION 3.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transaction contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

         SECTION 3.5 Issuance of Shares. When issued by Purchaser to each Seller, the Shares will have been duly authorized, validly issued, and fully paid and non-assessable


                                   ARTICLE IV

                              ADDITIONAL COVENANTS

         SECTION 4.1 Conduct of Business Prior to the Closing. From the date hereof through the Closing Date, Seller hereby covenants and agrees that the Company and the Subsidiaries shall conduct their respective businesses in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, the Company, the Subsidiaries, and Seller will not without the prior written consent of Purchaser, such consent to be granted or withheld in Purchaser's sole, absolute and unreviewable discretion, (i) issue any shares of the stock, warrants, options, or stock equivalents or declare or make any payment on account of the purchase, redemption, retirement or acquisition or any shares of the Company or any Subsidiary, (ii) declare any dividends or make any distributions to Seller except a one-time distribution to Seller of the Company's undistributed taxable income, (iii) take any action that would have a Material Adverse Effect on the Company, or any Subsidiary, (iv) incur any indebtedness from borrowed money, (v) subject the assets of the Company, any Subsidiary, to any additional liens or encumbrances or mortgages,
(vi) adopt or propose any change in its articles of incorporation or bylaws of the Company, any Subsidiary, (vii) merge or consolidate with any other Person, acquire a material amount of assets of any other Person, (viii) sell, lease, license or otherwise dispose of any assets or property of the Company, or any Subsidiary which have been disclosed to Purchaser, (ix) enter into or renew (whether by exercise of option or otherwise) or amend in any material respect any Contract or any Lease without the prior written consent of Purchaser, (x) take or agree or commit to take any action that would make any representation or warranty of the Company, any Subsidiary, or Seller inaccurate in any respect at, or as of any time prior to, the Closing Date or omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; (xi) permit the Company, or any Subsidiary, to agree or commit to do any of the foregoing.

         SECTION 4.2 Access to Information. Subject to the terms of that certain Confidentiality Agreement, dated February 6, 1997, by and between the Company and Purchaser, from the date hereof through the Closing Date, Seller agrees to
(a) permit Purchaser, and its employees and representatives reasonable access to any and all of the office and properties records of the Company, or any Subsidiary (including work papers of auditors in respect of the Financial Statements and the Interim Statements, and work papers relating to the period commencing on January 1, 1997 and ending on the Closing Date) for the purpose of Purchaser conducting a complete and thorough investigation, analysis and review of the Company, and any Subsidiary, (b) furnish to Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company, or any Subsidiary as such Persons may reasonably request and (c) instruct the employees, counsel and financial and other advisors of the Company, and any Subsidiary, to cooperate with Purchaser in its investigation of the Company, and any Subsidiary; provided, however, that no investigation pursuant to this Section shall limit or otherwise affect any representation or warranty given by Seller hereunder. In the event that Purchaser, in its sole discretion, determines that the Company is, for any reason whatsoever, unsatisfactory, Purchaser shall have until end of business on the forty-fifth (45) day after the delivery of the Disclosure Schedule to notify Seller in writing that Purchaser has elected to terminate this Agreement in which event neither party shall have any further liability to the other.

         SECTION 4.3 Confidentiality. Prior to the Closing Date, no party to this Agreement shall disclose the existence of, or the terms of this Agreement, or any document executed in connection with the transactions contemplated herein, except upon the mutual agreement of the parties hereto.

         SECTION 4.4 COBRA Compliance. Within fifteen (15) days of the execution of this Agreement, Seller will cause the Company to provide Purchaser with three
(3) years of claims history for purpose of calculating the projected COBRA liability. Such projected liability shall be offset against the Purchase Price at the Closing. Following the Closing, Purchaser will comply with all applicable requirements of Section 4980B of the Code and Section 601 et. seq.
of ERISA.

         SECTION 4.5 Unaudited Monthly Statements. For each full fiscal month commencing with January 1, 1997 until the Closing Date, the Company will prepare and deliver to Purchaser, as promptly as practicable after the end of such fiscal month, a consolidated, unaudited balance sheet and unaudited statements of income and retained earnings for the Company, and the Subsidiaries (the "Unaudited Monthly Statements", and together with the Interim Audited Statements, the "Collected Interim Information"). The Collected Interim Information will be prepared in conformity with generally accepted accounting principles as have been consistently applied previously by the Company and the Subsidiaries. Seller will also deliver a 1996 calendar year financial statement and balance sheet which will be based on (i) audited financial information for the period from January 1 to June 30, 1996 and, (ii) unaudited financial information for the period from July 1, 1996 to December 31, 1996.

         SECTION 4.6 Inconsistent Activities. From the date hereof until the termination hereof, neither the Company, any Subsidiary, nor any of their officers, directors, employees or agents will, directly or indirectly, (a) take any action to entertain, accept, solicit, initiate or encourage any Acquisition Proposal (defined below) or (b) engage in negotiations with, disclose any non-public information relating to the Company, or any Subsidiary, or afford access to the properties, books or records of the Company, or any Subsidiary to, or enter into any agreement or option with respect to the acquisition of the Company, or any Subsidiary, with, any Person that may be considering making, or has made, an Acquisition Proposal. Seller and the Company will promptly notify Purchaser after receipt of any Acquisition Proposal or any indication that any Person is considering making an any Acquisition Proposal or any request for non-public information relating to the Company, or any Subsidiary, or for access to the properties, books or records of the Company, or any Subsidiary, by any Person that may be considering making, or has made, an Acquisition Proposal and will keep Purchaser fully informed of the status and details of any such Acquisition Proposal, indication or request. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company, or any Subsidiary, or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company, or any Subsidiary, other than the transactions contemplated by this Agreement.

         SECTION 4.7 Consents and Estoppels. Prior to Closing, and as a condition to Purchaser's obligation to close this transaction, Seller will obtain, at Seller's sole cost and expense, (i) all consents from third parties necessary or advisable in the reasonable determination of Purchaser in order to permit the consummation of the transactions contemplated in this

Agreement without impairing the validity or effectiveness of any Lease or Contract to which the Company is a party, (ii) an executed landlord estoppel ("Landlord Estoppel") from each party who is a Landlord under a Lease, and an executed tenant estoppel ("Tenant Estoppel") from each party who is a tenant under a Lease, and (iii) an estoppel ("Contract Estoppel") from any counterparty to any party to any Contract, the forms of said Landlord Estoppel, Tenant Estoppel, and Contract Estoppel being attached hereto as Exhibit 4.7(i), Exhibit 4.7(ii) and Exhibit 4.7(iii), respectively.

         SECTION 4.8 Amounts Owing. The Company shall, prior to the Closing Date, collect or provide for the collection of all amounts loaned or advanced by it to, or otherwise receivable by it from, its directors, its officers, Seller or any other employee or consultant.

         SECTION 4.9 Governmental Filings. Seller, the Company and the Subsidiaries will cooperate in preparing and, if necessary, executing all documents and governmental filings necessary to the transactions contemplated hereby, including filings required under the Hart- Scott-Rodino Act.

         SECTION 4.10 INTENTIONALLY DELETED

         SECTION 4.11 Notices of Certain  Events.   The Company and Seller shall
promptly notify Purchaser of:

                  (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                  (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of their knowledge, threatened against, relating to or involving or otherwise affecting the Company which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
Section 2.20 or which relate to the consummation of the transactions contemplated by this Agreement; and

                  (d) any fact or circumstance of which the Company or Seller has knowledge which would make any representation or warranty untrue or inaccurate in any material respect as of the Closing Date.

         SECTION 4.12 Physical Inspection. Purchaser may cause, in its sole discretion and expense, its chosen agents or employees ("Inspectors") to conduct, at reasonable times and upon reasonable advance notice to the Company, a physical and environmental audit of the properties which are subject to the Leases. Purchaser agrees to deliver to the Company, as soon as practicable after the issuance thereof, a copy of any written reports prepared by said Inspectors.

         SECTION 4.13 Delivery of Information. Seller shall immediately deliver, or cause the Company to immediately deliver, copies of the following information in the Seller's or the Company's actual possession about the Properties to
Purchaser:

                  (a) Copies of all physical and environmental reports or inspections obtained by, prepared for or by, or in the possession of Seller or the Company;

                  (b) Copies of all governmental approvals obtained by Seller or the Company in connection with its acquisition, ownership and/or development of the Property (including, without limitation, a Certificate of Occupancy for the building constructed on the Property);

                  (c)  Copies  of  all  surveys  and   accompanying   surveyor's
certificates;

                  (d) Copies of all title certificates, title commitments and title insurance policies, and copies of all encumbrances and other matters scheduled or shown as exceptions to title or requirements thereon;

                  (e)  A  copy  of  any  declaration,   easement,  agreement  or
restrictive covenant that does or may affect the use of the Properties.

         SECTION 4.14 Certain Taxes Arising in Connection with this Agreement. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Seller when due.

         SECTION 4.15 INTENTIONALLY DELETED

         SECTION 4.16 Transfer of Certain Assets. Prior to the Closing Date and as a condition to Purchaser's obligation, Seller shall have caused the Company
(i) to transfer all of the Company's right title and interest in and to (a) Concepts in Lodging, L.L.C., which is currently estimated to have a net book value of $300,000.00 and (b) LKG Construction Co. Ltd., (ii) to obtain the release of the Company from any liability, whether direct or contingent, related to said companies, and (iii) the dissolution of Roasters Coffee Concepts, Ltd.

                                    ARTICLE V

                              CONDITIONS TO CLOSING

         SECTION 5.1 Conditions to Obligations to Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing (or on such other date as may be agreed by the parties), of each of the following conditions (any one or more of which may be waived by Seller in his sole discretion).

                  (a) Representations and Warranties; Covenants Performed; Officer's Certificate. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date, and all the covenants contained in this Agreement to be complied with by Purchaser on or before the Closing Date shall have been complied with in all material respects and Seller shall have received a certificate to such effect signed by a duly authorized officer of Purchaser.

                  (b) Legal Opinion. Seller shall have received from counsel to the Purchaser a legal opinion, addressed to Seller and dated the Closing Date in form and substance reasonably acceptable to Seller and Purchaser.

                  (c) Cash Payments. Seller shall have received the Cash and the Shares

                  (d) Certified Organizational Documents and Resolutions. Seller shall have received a certificate duly executed and delivered by Secretary of Purchaser certifying as true, correct, complete and unrevoked (a) the articles of incorporation and by-laws of Purchaser, (b) the resolutions of the board of directors of Purchaser approving the execution and delivery of this Agreement and the consummation of the transactions described herein, and (c) the incumbency of the officers executing this Agreement and document delivered at Closing.

                  (e) Good Standing Certificates. Seller shall have received Certificates of Good Standing issued by the Secretaries of State for the States in which Purchaser is organized.

                  (f) Registration Rights Agreement. Seller shall have received the Registration Rights Agreement duly executed and delivered by Purchaser.

                  (g) Employment Agreements. Purchaser shall have duly executed and delivered Employment Agreements for Ronald L. Devine, James M. Devine, Lonnie Lane, David L. Wright, Frances L. Bean, Jr., and Edward W. Hutchman in form and substance acceptable to Purchaser and said parties.

         SECTION 5.2 Conditions to Obligations of Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing (or on such other date as may be agreed by the parties), of each of the following conditions (any one or more of which may be waived by Purchaser in its sole discretion):

                  (a) Representations and Warranties; Covenants Performed; Seller's Certificate. The representations and warranties of Seller and the Company contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date, and all the covenants contained in this Agreement to be complied with by Seller and the Company on or before the Closing Date shall have been complied with in all material respects, and Purchaser shall have received a certificate to such effect from Seller and from a duly authorized officer of the Company, respectively.

                  (b)  Certified   Organizational   Documents  and  Resolutions.
Purchaser shall have received a certificate duly executed and delivered by a corporate secretary of the Company certifying as true, correct, complete and unrevoked (x) the articles of incorporation and by-laws of the Company, (y) the resolutions of the shareholders and board of directors of the Company approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and (z) the incumbency of officers executing this Agreement and any documents at Closing.

                  (c) Legal Opinion. Purchaser shall have received from counsel to Seller and the Company a legal opinion, addressed to the Purchaser and dated the Closing Date in form and substance reasonably acceptable to Seller and Purchaser.

                  (d) Consents Obtained; Continued Operation; Certificate. Purchaser shall have received all written consents to the transaction contemplated herein from, and there shall have been given any required notices of the transaction contemplated herein to, the appropriate party to, or issuer of, each Contract Lease, permit, license and other document or instrument specified in any Exhibit or Schedule hereto as requiring such consent or notice, without change in the financial terms thereof or, in the aggregate, any material cost to the Company incurred in connection with obtaining such consents or giving such notices. No court, arbitrator or governmental body, agency or official shall have issued any order or adopted any statute, rule or regulation, which, in the reasonable opinion of Purchaser, would materially restrain the operation by Purchaser of the business of the Company after the Closing Date. A certificate signed by the Seller, that the condition of the first sentence of this Section 5.2(c) has been satisfied.

                  (e) Stock Certificates. Seller shall have executed and delivered to Purchaser free and clear of all Stock Encumbrances, a certificate or certificates representing the Stock to be sold by Seller to Purchaser hereunder, duly endorsed for transfer to Purchaser.

                  (f) Landlord and Tenant Estoppels. Purchaser shall have received all of the originals, properly executed Landlord Estoppels, Tenant Estoppels, and Contract Estoppels, in form and content satisfactory to Purchaser in its sole discretion.

                  (g) FIRPTA Certificate. Purchaser shall have received an affidavit, executed in accordance with Code Section 1445 and the regulations promulgated thereunder, certifying that the Company are not United States real property holding corporations.

                  (h) Certificate of Good Standing. Purchaser shall have received certificates of good standing from the Secretaries of State for the State in which the Company is organized and from each state in which the Company conducts its business.

                  (i) Board Approval. Purchaser's Board of Directors shall have approved the execution and delivery of this Agreement and the consummation of the transactions contemplated herein. (j) Transfer of Ownership. Seller shall have caused the transfers set forth in Section 4.16 above, and shall deliver evidence of same to Purchaser.

                  (k) Disclosure Schedule. Purchaser shall have received the Disclosure Schedule within the time period set forth in Section 2.1 and, same shall be in form and substance acceptable to Seller in its sole discretion.

         SECTION 5.3 Further Assurances. At any time on or after the Closing Date, each party will execute and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by another party to consummate the transaction contemplated hereby.


                                   ARTICLE VI

                           INDEMNIFICATION; LIABILITY

         SECTION 6.1 Survival of Representations and Warranties. The representations and warranties of Seller and the Company set forth in Article II and Purchaser in Article III hereof shall survive the Closing through and expire on the close of business of the twenty-four months after the Closing Date; provided, however, the representations and warranties dealing with Tax matters shall survive through the tenth day following the running of the applicable statute of limitations after given effect to any extensions or waiver. If written notice of a claim has been given prior to, but not after, the expiration of the applicable representations and warranties by party in whose favor such representations and warranties have been made to the party that made such representations and warranties, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved.

         SECTION 6.2 Indemnification by Seller. Except as otherwise limited by this Article, Purchaser and its officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Seller, for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal costs and expenses) arising out of or resulting from (a) the breach of any representation or warranty by Seller or the Company contained herein or in any document delivered hereunder at the Closing; or (b) the breach of any covenant or agreement contained herein to be performed by Seller or the Company; provided, however, for purposes of this Section 6.2 only, Seller shall specifically exclude James M. Devine, Robert C. Ludwig, Jr., David L. Wright, Frances L. Bean, Jr., and Harry R. Uber.

         SECTION 6.3 Indemnification by Purchaser. Except as otherwise limited by this Article VI, Seller shall be indemnified and held harmless by Purchaser for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal costs and expenses) arising out of or resulting from (a) the breach of any representation or warranty by the Purchaser contained herein or in any document delivered hereunder at the Closing; or (b) the breach of any covenant or agreement by the Purchaser contained herein.

         SECTION 6.4 General Indemnification Provisions. (a) The indemnified party shall promptly notify the indemnifying party of any claim, demand, action or proceeding for which indemnification is sought under Section 6.2 or 6.3 of this Agreement and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right, at its own expense, to assume the defense thereof using counsel reasonably acceptable to the indemnified party, except in the case of a claim that relates to Taxes, as to which Purchaser shall assume the defense, and Seller may, at their sole expense, participate in such defense. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, the parties thereto shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without prior written consent of the indemnified party, provided, however, that if a firm, written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall pay such amount to the indemnified party; (ii) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (iii) the maximum liability of the indemnifying party relating to such third party claim, demand, action, or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater that the amount of the proposed settlement.

                  (b) Any payment made to or on behalf of any indemnified party shall be increased to such amount as will, after taking into account all Taxes imposed with respect to the accrual or receipt of such payment (as the same may be increased pursuant this sentence), equal the amount of the payment otherwise due without considering the taxes payable by such party as a result of the accrual or receipt of such payment.

                  (c) Upon payment by an indemnified party to a third party of an amount subject to indemnification, the indemnifying party shall discharge its indemnification obligation by paying to the indemnified party an amount equal to the amount paid by the indemnified party to the third party; provided, however, Purchaser shall indemnify Ronald L. Devine for any guarantees executed by said person guaranteeing an obligation of the Company.

                  (d) Any payment pursuant to this Article VI shall be made not later than thirty (30) days after receipt by the indemnifying party of written notice from the indemnified party stating that an indemnifiable amount has been paid to a third party, and specifying the amount thereof and the amount of the indemnity payment requested.

         SECTION 6.5 Limits on Indemnification and Liability.

                  (a) The amounts for which the indemnifying party shall be liable under of this agreement shall be net of (i) any insurance proceeds received by the indemnified party and (ii) any tax benefits to the indemnified party, arising from the facts giving rise to the liability or right of indemnification.

                  (b) Purchaser shall not be entitled to assert any right under this Agreement unless the aggregate amount of Purchaser's indemnified claims and liability exceed $50,000.00, and then only to the extent the aggregate amount of Purchaser's indemnified claims liabilities exceed such amount.

                  (c) Seller shall not be entitled to assert any right under this Agreement unless the aggregate amount of the Seller's indemnified claims and liability exceed $50,000.00, and then only to the extent the aggregate amount of the Seller's indemnified claims and liabilities exceed such amount.

                  (d) Purchaser shall not be entitled to recover from any Seller an amount in excess of the Purchase Price with respect to such Seller, except that this limitation shall be inapplicable with respect to any liability of or indemnified claims against any Seller who had actual knowledge of the matters pertaining to the liability or indemnified claim and nonetheless misrepresented the same in this Agreement or the documents delivered at the Closing.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a)     by the mutual written consent of Seller and Purchaser;

                  (b) by either Seller or Purchaser if the Closing shall not have occurred by June 15, 1997; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in the failure of, the Closing to occur on the Closing Date and nothing contained herein shall relieve such party from liability for breach of this Agreement.

                  (c) by Purchaser if there has been a material misrepresentation or material breach of warranty or covenant on the part of the Company or Seller, and by Seller if there has been a material misrepresentation or material breach of warranty or covenant on the part of Purchaser;

                  (d) by Purchaser or the Company and Seller if it or they shall reasonably determine that the transactions contemplated by this Agreement have become inadvisable or impracticable by reason of the institution or threat by state, local or Federal governmental authorities;

                  (e) by Purchaser if the business, assets, prospects, results of operations or financial condition of the Company have been materially and adversely affected since the Balance Sheet Date, by reason of changes or developments in the operation of the business of the Company.

         SECTION 7.2 Waiver. At any time prior to the Closing, either Seller or the Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         SECTION 8.1 Notices. All notices, request, demands or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon delivery in person or upon the expiration of seven days after the date of positing, if mailed by registered or certified air mail, postage prepaid, to the parties at the following addresses (or at such other address for a party and shall be specified by a notice, provided that notice of change of address shall be effective only upon receipt):

                  (a) if to Seller, then to the individuals listed on Exhibit 8.1(a)

                           with a copy to:

                           Roger T. Whitaker, Esq.
                           Luper, Sherriff & Niedenthal
                           50 West Broad Street
                           Suite 1200
                           Columbus, OH  43215

                  (b)      if to Purchaser

                           Buckhead America Corporation
                           4243 Dunwoody Club Drive
                           Suite 200
                           Dunwoody, GA 30350
                           Attn: Mr. Douglas C. Collins

                           with a copy to:

                           James E. Dorsey, Esq.
                           1201 W. Peachtree Street
                           Suite 2800
                           Atlanta, GA 30309-3400


         SECTION 8.2 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 8.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate n good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that transactions contemplated hereby are fulfilled to the greatest extent possible.

         SECTION 8.4 Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and undertakings with respect to the subject matter hereof, except that the Confidentiality Agreement between Purchaser and the Company shall remain in full force and effect.

         SECTION 8.5 Assignment. This Agreement shall not be assigned by Seller. Purchaser shall have the unlimited right to assign any or all of the rights (but not its obligations) under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of Purchaser and Seller.

         SECTION 8.6 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

         SECTION 8.7 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

         SECTION 8.8 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 8.9 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO.

         SECTION 8.10 INTENTIONALLY DELETED

         SECTION 8.11 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the date first written above.

                                      PURCHASER

                                      BUCKHEAD AMERICA CORPORATION


                                      By:
                                               Douglas C. Collins
                                               President


                                      SELLER


                                      ------------------------------
                                      Ronald L. Devine


                                      ------------------------------
                                      Edward W. Hutchman


                                      ------------------------------
                                      James M. Devine


                                      ------------------------------
                                      David L. Wright


                                      ------------------------------
                                      Robert C. Ludwig, Jr., individually and
                                      as Co-Trustee of the Robert C. Ludwig
                                      Family Trust U/A Dated 12/26/96


                    [Signatures continued on following page.]

                                     ------------------------------
                                     Francis L. Bean, Jr.


                                     ------------------------------
                                     Harry R. Uber


                                     ------------------------------
                                     Paul L. Ludwig


                                     ------------------------------
                                     Donald P. Ludwig, as Co-Trustee of
                                     the Robert C. Ludwig Family Trust
                                     U/A Dated 12/26/96